UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 22, 2011

HIGHLANDS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

New Jersey	000-54110	27-1954096
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

310 Route 94
Vernon, New Jersey		07462
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (973) 764-3200

_________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Highlands Bancorp, Inc.  (the “Company”), a bank holding company whose sole asset is Highlands State Bank, a New Jersey chartered state bank (the “Bank”) announced the investment of $6,853,000 in preferred stock from the Small Business Lending Fund (the “SBLF”). Proceeds were used to payoff the prior investment by the U.S. Treasury under the Capital Purchase Program, and  to further enhance the Bank’s business lending efforts.  The SBLF is a U.S. Department of the Treasury lending program that encourages qualified community banks to partner with small businesses and entrepreneurs to create jobs and promote economic development in local communities.

Issuance of Preferred Stock Under Small Business Lending Fund.  On September 22, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury (the “Treasury”), pursuant to which the Company issued and sold to the Treasury 6,853 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for proceeds of $6,853,000.  The Purchase Agreement was entered into, and the Series C Preferred Stock was issued, pursuant to the Treasury’s SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010 that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.  The Purchase Agreement is attached as Exhibit 10.1 hereto and incorporated by reference herein.

The Series C Preferred Stock qualifies as Tier 1 capital for the Company. Non-cumulative dividends are payable quarterly on the Series C Preferred Stock, beginning January 1, 2012. The dividend rate is calculated as a percentage of the aggregate Liquidation Amount of the outstanding Series C Preferred Stock and is based on changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Bank.  Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period, which is from the date of issuance through December 31, 2011, has been set at 1.6513936%.  For the 2nd through 10th calendar quarters, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of change in the Banks’ level of QSBL.  For the 11th calendar quarter through 4.5 years after issuance, the dividend rate will be fixed at between 1% and 7% based upon the increase in QSBL as compared to the baseline.  After 4.5 years from issuance, the dividend rate will increase to 9%.

The Series C Preferred Stock is non-voting, except in limited circumstances.  In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the Series C Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company’s Board of Directors.  In the event that the Company misses six dividend payments, whether or not consecutive, and if the then outstanding aggregate Liquidation Amount of the Series C Preferred Stock is at least $25,000,000, then the holder of the Series C Preferred Stock will have the right to designate two directors to the Board of Directors of the Company.

The Company may redeem the shares of Series C Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the Liquidation Amount per share and the per share amount of any unpaid dividends for the then-current period, subject to any required prior approval by the Company’s primary federal banking regulator.

The Series C Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.  The Company has agreed to register the Series C Preferred Stock under certain circumstances set forth in Annex E to the Purchase Agreement. The Series C Preferred Stock is not subject to any contractual restrictions on transfer.

Redemption of Series A and B Preferred Stock.  On May 8, 2009 and December 22, 2009, the Bank issued an aggregate of 5,450 shares of its Class A Preferred Stock, and 188 shares of its Class B Preferred Stock (collectively the “CPP Preferred Stock”), pursuant to its participation in the TARP Capital Purchase Program (“CPP”).  These obligations were assumed as part of the holding company reorganization, effective August 31, 2010.

On September 22, 2011, the Company entered into a letter agreement (the “Repurchase Document”) with the Treasury, pursuant to which the Company redeemed  all of the outstanding  CPP Preferred Stock, for a redemption price of approximately $5,634,440.69, including accrued but unpaid dividends to the date of redemption.

As a result of its redemption of the CPP Preferred Stock, the Company is no longer subject to the limits provided for under the CPP with respect to future executive compensation decisions and other matters.

The Repurchase Document is attached as Exhibit 10.2 hereto and incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in “Item 1.01.  Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02.

Item 3.03.	Material Modification to Rights of Security holders.

The information set forth in “Item 1.01.  Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.03.

The terms of the Series C Preferred Stock impose limits on the Company’s ability to pay dividends on and repurchase shares of its common stock and other securities.  In general, the Company may declare and pay dividends on its common stock or any other stock junior to the Series C Preferred Stock, or repurchase shares of any such stock, only if after payment of such dividends or repurchase of such shares the Company’s Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital (as defined and set forth in the Certificate of Amendment), excluding any subsequent net charge-offs and any redemption of the Series C Preferred Stock (the “Tier 1 Dividend Threshold”). The Tier 1 Dividend Threshold is subject to reduction, beginning on the 2nd anniversary and ending on the 10th anniversary of issuance of the Series C Preferred Stock, by 10% for each one 1% increase in the Banks’ QSBL over the baseline level.

If, however the Company fails to declare and pay dividends on the Series C Preferred Stock in a given quarter, then during such quarter and for the next three quarters following such missed dividend payment the Company may not pay dividends on or repurchase any common stock or any other securities that are junior to (or in parity with) the Series C Preferred Stock, except in very limited circumstances.

If any Series C Preferred Stock remains outstanding on the 10th anniversary of issuance, the Company may not pay any further dividends on its common stock or any other junior stock until the Series C Preferred Stock is redeemed in full.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Article FOURTH of the Company’s Certificate of Incorporation, as amended, authorizes the Company’s Board of Directors to designate a class or series of preferred stock and to fix the designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.  On September 19, 2011, the Company filed a Certificate of Amendment with the Secretary of Division of Revenue of the State of New Jersey for the purpose of amending the Certificate of Incorporation to fix the designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Series C Preferred Stock.  The September 19, 2011 Certificate of Amendment was further amended on September 22, 2011 adjust the interest rate calculation and a certain provision related to the redemption of the CPP Preferred Stock.  The Certificates of Amendment is attached as Exhibit 3.1 and 3.2 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

3.1	Certificate of Amendment Designating the Senior Non-Cumulative Perpetual Preferred Stock, Series C, as filed with the Division of Revenue of the State of New Jersey on September 19, 2011.

3.2
Certificate of Amendment to the Certificate of Amendment Designating the Senior Non-Cumulative Perpetual Preferred Stock, Series C, as filed with the Division of Revenue of the State of New Jersey on September 22, 2011.

4.1	Form of Stock Certificate for Fixed Senior Non-Cumulative Perpetual Preferred Stock, Series C.

10.1	Securities Purchase Agreement, dated September 22, 2011, between the Company and the Secretary of the Treasury, with respect to the issuance and sale of the Series C Preferred Stock.

10.2	Repurchase Document, dated September 22, 2011, between the Company and the United States Department of the Treasury, with respect to the repurchase of the Series A and Series B Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHLANDS STATE BANK

Date: September 23, 2011	By:	/s/ George E. Irwin
George E. Irwin
President and Chief Executive Officer